Exhibit 99.1

FOR IMMEDIATE RELEASE

SRx Health Solutions Redeems Series A Preferred Stock and Cancels Approximately 125,000,000 Shares of Common Stock, Improving Balance Sheet Flexibility for Investment in M&A or Return of Capital to Shareholders

NORTH PALM BEACH, FL — February 11, 2026 — SRx Health Solutions, Inc. (NYSE American: SRXH) (the “Company”) today announced that it has redeemed 17,500 shares of its Series A Preferred Stock pursuant to the terms of the Series A Preferred Stock, representing approximately 125,000,000 shares of common stock on an as-converted basis. On October 31, 2025 the Company issued and sold in a private placement 19,035 shares of the Series A Preferred Stock for aggregate proceeds of approximately $15.23 million.

The Company expects to file its Form 10-Q with the SEC for its fiscal first quarter for the period ended December 31, 2025 on Friday, February 13, 2026.

Michael Young, Board Member of SRx Health, commented, “The retirement of the preferred and cancellation of approximately 125,000,000 shares of common stock allows for further flexibility of our capital structure for additional investments in the future.”

SRXH does not have immediate plans for M&A as of the date of this release that has not been already disclosed, but will continue to evaluate opportunities from time to time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “expect,” “intend,” “aim,” “plan,” “may,” “could,” “target,” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks include, but are not limited to, the ability to complete the proposed transaction, shareholder approvals, market conditions, regulatory considerations, and other risks described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them, except as required by law.

Company Contact

SRx Health Solutions, Inc.
Kent Cunningham, Chief Executive Officer

Investor Relations Contact

KCSA Strategic Communications
Valter Pinto, Managing Director
212-896-1254
valter@kcsa.com

Media Contact

KCSA Strategic Communications
Kristin Cwalinski, Senior Vice President

EMJX@KCSA.com